AMENDMENT OF THE ADOPTION AGREEMENT
FOR
ZENITH NATIONAL INSURANCE CORP. 401(k) PLAN
     THIS AMENDMENT (this “Amendment”) to the Third Amended and Rested Adoption Agreement dated as of April 23, 2008 (the “Adoption Agreement”) is hereby executed as of the first day of September, 2008, by Zenith National Insurance Corp. (the “Employer”), in its capacity as Plan Sponsor of The Zenith 401(k) Plan (the “Plan”).
     WHEREAS, it is proposed that the Plan’s name be changed from “The Zenith 401(k) Plan” to “Zenith National Insurance Corp. 401(k) Plan”; and
     WHEREAS, pursuant to the Plan, the Employer reserves the right at any time to amend the Plan;
     NOW, THEREFORE, by virtue and in exercise of the power reserved to the Employer under Plan Section 12.02, and pursuant to the authority delegated to the undersigned, the Plan is hereby amended pursuant to this Amendment, effective as of September 1, 2008, as follows:
Section II.I of the Adoption Agreement is hereby amended and restated in its entirety to read as follows:
I.	Plan Name.

The name of the Plan is “Zenith National Insurance Corp. 401(k) Plan.”
     IN WITNESS WHEREOF, on the day and year first above written, the Employer has caused this Amendment to be signed in its name and on its behalf by its duly authorized officer which, together with the Adoption Agreement and the Second Amended and Restated Basic Plan Document, shall comprise the entire Plan document.

ZENITH NATIONAL INSURANCE CORP.:
By:	/s/ Kari Van Gundy
	Name:	Kari Van Gundy
	Title:	Senior Vice President, Chief Financial Officer